Exhibit 99.1

Investor Relations Contact:
Lori Owen
Xilinx, Inc.
(408) 879-6911
ir@xilinx.com

XILINX FOURTH QUARTER FY04 REVENUES INCREASE 10% SEQUENTIALLY

SAN JOSE, CA, APRIL 22, 2004 — Xilinx, Inc. (Nasdaq: XLNX) today announced revenues of $1.40 billion in fiscal 2004, an increase of 21% from $1.16 billion in the prior fiscal year.  Fiscal 2004 net income was $303.0 million or $0.85 per diluted share, up 141% from $125.7 million, or $0.36 in fiscal 2003.  Fiscal 2004 net income was positively impacted by a $34.4 million reduction in taxes recognized in the March quarter associated with the recent IRS tax settlement and also included a $7.0 million pre-tax charge in connection with the acquisition of Triscend Corporation in March 2004.

Revenues for the fourth quarter of fiscal 2004 were $403.4 million, up 10% sequentially and up 32% from the same quarter a year ago.  Net income for the fourth quarter was $130.9 million, or $0.36 per diluted share, up 165% from $49.4 million, or $0.14 per diluted share, in the fourth quarter of fiscal 2003.  Net income for the March quarter was impacted by the benefit from the tax settlement and the acquisition related charge mentioned above.  Additional fiscal fourth quarter comparisons are represented in the chart below.

Quarterly Information

(In millions, except EPS)

				Growth Rates
	Q4 FY 2004	Q3 FY 2004	Q4 FY 2003	Q-T-Q	Y-T-Y
Revenues	$403.4	$365.6	$305.5	10%	32%
Operating income	115.7	85.7	61.0	35%	90%
Net income	130.9	69.4	49.4	88%	165%
Net income per share	$0.36	$0.19	$0.14	89%	157%

“The March quarter was an excellent quarter.  For the second consecutive quarter, Xilinx revenues grew double digits sequentially with increased sales from all geographies and product families,” said Wim Roelandts, Xilinx’s chairman and chief executive officer.

“New products continued to gain significant momentum in the marketplace during the March quarter, with sales increasing 24% sequentially and representing 36% of total revenues, up from 23% a year ago.  The Virtex®-II series, which includes Virtex-II and Virtex-II Pro™ FPGAs, increased nearly 25% sequentially, with Virtex-II-Pro sales more than doubling in the quarter.  Additionally, Spartan-3 sales approached $2 million during the quarter, exceeding our expectations and extending the acceptance of programmable solutions in a broad range of digital consumer applications,” said Roelandts.

In the March quarter, gross margin increased 290 basis points sequentially to 64.7%, up from 60.0% in the same quarter of the prior year and the highest gross margin the Company has reported in eight years.  The Company’s decision to rapidly migrate to 300mm wafers coupled with improved yields and product mix all contributed to the increased gross margin.

Business Review – March Quarter FY04

•                  Xilinx generated $79 million in cash flow from operations.

•                  Total inventory days at Xilinx and distribution were 104 days, up from 90 days last quarter.

•                  Accounts receivables days sales outstanding were 56, up from 42 in the prior quarter.

•                  Capital expenditures and depreciation were $11 million and $12 million, respectively.

Revenue by Geography:

	Percentages			Growth Rates
	Q4 FY 2004	Q3 FY 2004	Q4 FY 2003	Q-T-Q	Y-T-Y
North America	41%	42%	45%	8%	22%
Europe	20%	17%	23%	27%	12%
Japan	14%	14%	15%	14%	26%
Asia Pacific/ROW	25%	27%	17%	1%	89%

Revenue by End Market:

	Percentages			Growth Rates
	Q4 FY 2004	Q3 FY 2004	Q4 FY 2003	Q-T-Q	Y-T-Y
Communications	52%	50%	50%	14%	37%
Storage & Servers	14%	21%	25%	-22%	-23%
Consumer, Industrial & Other	34%	29%	25%	27%	77%

Revenue by Product*:

	Percentages			Growth Rates
	Q4 FY 2004	Q3 FY 2004	Q4 FY 2003	Q-T-Q	Y-T-Y
New	36%	33%	23%	24%	107%
Mainstream	46%	49%	57%	3%	7%
Base	11%	11%	14%	3%	3%
Support	7%	7%	6%	8%	44%

*Products are classified as follows:

New products: Spartan™-IIE, Spartan-3™, Virtex®-II, Virtex-II Pro, Virtex-II Easypath™ and CoolRunner®- II products

Mainstream products: XC4000XL, XC4000XLA, XC4000XV, Spartan-II, SpartanXL, XC9500XL, XC9500XV, CoolRunner, Virtex®-E, Virtex products

Base products: XC3000, XC3100, XC4000, XC5200, XC9500, Spartan, XC4000E, XC4000EX products

Support products: Configuration solutions, HardWire™, Software & Support/Services

Highlights – Fiscal year 2004

•                  Xilinx continued to capture share of the worldwide ASIC market segment.  Based on calendar 2003 revenues, Xilinx estimates it is now the third largest ASIC Company worldwide.  This is up from 7th largest five years ago, according to Gartner Dataquest.  Additionally, Xilinx’s share of the PLD market segment increased to 50% in calendar 2003, according to Gartner Dataquest.  This is up from 49% in calendar 2002 and up from 30% five years ago.  This marks the 6th consecutive year that Xilinx has increased its share of the PLD market segment, and underscores the increasing importance of Xilinx PLDs to electronic designers throughout the world.

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•                  Only 12 quarters after introduction, the Virtex-II FPGA family is now generating over $100 million in revenues per quarter.  In fiscal 2004, revenues from this family increased more than 60% versus the prior fiscal year.  Additionally, customer adoption of Xilinx’s Virtex-II Pro family is accelerating.  This family continues to be the only FPGA family offering embedded processing and high speed serial transceiver functionality.  Finally, cumulative revenues from all generations of Xilinx’s Virtex family surpassed $2.5 billion in the March quarter, making Virtex the world’s most popular FPGA.

•                  The Spartan family continued to gain traction throughout the year.  Spartan revenues as a percentage of total Xilinx revenues increased consistently throughout fiscal 2004 and currently represent over 20% of total revenues.  Spartan-3 FPGAs, the latest family, continues to be the PLD industry’s only product shipping in volume on 90nm technology.  Since the introduction of the Spartan family in 1998, Xilinx has shipped over $750 million of cumulative revenue.

•                  Exiting Calendar 2003, Xilinx estimates that its share of the Complex Programmable Logic Device (CPLD) market segment increased for the 5th consecutive year to 21% on an annualized basis, up from 18% last year and up from approximately 5% five years ago.  These devices have been instrumental in Xilinx’s diversification efforts, with designs in high volume consumer applications such as smart phones, automotive telematics, digital cameras and recordable DVD players.

•                  In the area of software and IP cores, Xilinx introduced the latest version of ISE software ahead of next generation silicon.  The combination of ISE with Virtex-II Pro FPGAs currently offers customers 40% faster performance and 15% better logic utilization than the nearest competitive offering shipping.

Business Outlook – June Quarter FY04

•                  Revenues expected to increase 5% - 8% sequentially.

•                  Gross margin expected to be approximately 63-64%.

•                  Operating expenses expected to increase approximately 2% sequentially.

•                  Other income expected to be between $5 million and $6 million.

•                  Tax rate expected to be 23%.

•                  Fully diluted share count expected to approximate 365 million.

Business Update – June Quarter FY04

A first quarter business update will be issued in the form of a press release after the market closes on Wednesday, June 9, 2004.  Financial guidance to the investment community will be limited to the points mentioned in the business update document.  Please sign up for a push email alert, which is available from our investor relations web site at http://www.investor.xilinx.com.

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This release contains forward-looking statements and projections. Actual events and results may differ materially from those in the forward-looking statements and are subject to risks and uncertainties including the general health of global economies as well as of the semiconductor industry, the health of our end markets and our customers’ customers, our ability to forecast end customer demand, potential impact to customer ordering patterns, customer acceptance of our new products, the ability of our customers to manage their inventories, higher-than-anticipated product delinquencies, more customer volume discounts than expected, fluctuations in manufacturing yields, our ability to deliver product in a timely manner, our ability to secure meaningful wafer capacity from our suppliers, our ability to successfully migrate to 90nm process technology, currency fluctuations and their respective impact to customer purchasing power, variability in wafer pricing, stock price fluctuations and amount of share buyback, and other risk factors listed in our most recent Form 10K.

About Xilinx

Xilinx, Inc. (NASDAQ: XLNX) is the worldwide leader of programmable logic solutions. Additional information about Xilinx is available at http://www.xilinx.com.

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XILINX, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	Three Months Ended			Year Ended
	Apr. 03, 2004	Mar. 29, 2003	Jan. 03, 2004	Apr. 03, 2004	Mar. 29, 2003
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(1)
Net revenues	$403,380	$305,514	$365,632	$1,397,846	$1,155,977

Costs and expenses :
Cost of revenues	142,298	122,351	139,674	529,968	473,551
Research and development	62,598	57,004	66,183	247,609	222,139
Selling, general and administrative	74,825	61,646	68,993	266,664	235,347
Amortization of other intangibles	942	3,539	1,713	9,725	14,580
Impairment loss on excess facilities and equipment	—	—	3,376	3,376	54,691
Litigation settlements	—	—	—	6,400	—
Write-off of acquired in-process research and development	6,969	—	—	6,969	—
Total costs and expenses	287,632	244,540	279,939	1,070,711	1,000,308

Operating income	115,748	60,974	85,693	327,135	155,669
Impairment loss on investments	—	(2,171)	—	—	(10,425)
Interest and other income, net	5,329	7,967	6,906	23,409	24,628

Income before income taxes	121,077	66,770	92,599	350,544	169,872
Provision (benefit) for income taxes	(9,812)	17,361	23,150	47,555	44,167

Net income	$130,889	$49,409	$69,449	$302,989	$125,705

Basic net income per share	$0.38	$0.15	$0.20	$0.89	$0.37
Diluted net income per share	$0.36	$0.14	$0.19	$0.85	$0.36

Common and equivalent shares used in computing net income per share amounts:
Basic	346,477	337,920	342,861	341,427	337,069
Diluted	361,035	348,410	356,226	354,551	348,622

(1) Derived from audited financial statements

XILINX, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	Apr. 03, 2004	Mar. 29, 2003
	(Unaudited)	(1)

ASSETS
Current assets
Cash, cash equivalents and short-term investments	$798,960	$675,595
Accounts receivable, net	248,956	197,690
Inventories	102,454	111,504
Deferred tax assets and other current assets	151,182	190,493

Total current assets	1,301,552	1,175,282

Property, plant and equipment, net	335,114	382,983
Long-term investments	767,671	434,369
Investment in United Microelectronics Corp.	324,026	209,293
Other assets	209,110	219,749

Total assets	$2,937,473	$2,421,676

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued liabilities	$230,151	$193,003
Deferred income on shipments to distributors	150,979	120,831

Total current liabilities	381,130	313,834

Deferred tax liabilities	73,281	157,103

Stockholders’ equity
Common stock and additional paid-in capital	907,461	747,556
Retained earnings	1,521,568	1,218,579
Treasury stock, at cost	(1,031)	(541)
Accumulated other comprehensive income (loss)	55,064	(14,855)

Total stockholders’ equity	2,483,062	1,950,739

Total liabilities and stockholders’ equity	$2,937,473	$2,421,676

(1) Derived from audited financial statements

Xilinx, Inc.

Condensed Consolidated Statements of Cash Flows

(In thousands)

	Year Ended
	Apr. 3, 2004	Mar. 29, 2003
	(Unaudited)	(1)

Cash flows from operating activities:
Net income	$302,989	$125,705
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	67,923	72,450
Amortization of deferred compensation	3,767	6,390
Write-off of acquired in-process research and development	6,969	0
Net gain on sale of available-for-sale securities	(6,650)	(5,454)
Impairment loss on excess facilities	3,376	53,836
Impairment loss on equipment	0	855
Impairment loss on investments	0	10,425
Litigation settlements	6,400	0
Gain on sale of building	0	(508)
Provision (benefit) for deferred income taxes	49,275	(24,423)
Tax benefit from exercise of stock options	109,236	17,093
Changes in assets and liabilities:
Accounts receivable, net	(50,160)	(49,259)
Inventories	9,614	(14,858)
Deferred income taxes	(60,366)	20,338
Prepaid expenses and other current assets	(10,035)	45,384
Other assets	6,234	(4,447)
Accounts payable	35,867	5,008
Accrued liabilities	11,872	15,084
Income taxes payable	(83,709)	20,331
Deferred income on shipments to distributors	29,898	51,050
Total adjustments	129,511	219,295
Net cash provided by operating activities	432,500	345,000

Cash flows from investing activities:
Purchases of available-for-sale securities	(2,181,741)	(1,544,365)
Proceeds from sale or maturity of available-for-sale securities	1,836,042	1,228,813
Purchases of property, plant and equipment	(41,040)	(46,049)
Proceeds from sale of buildings	32,047	6,463
Acquisition of business, net of cash acquired	(19,997)	0
Net cash used in investing activities	(374,689)	(355,138)

Cash flows from financing activities:
Acquisition of treasury stock	(62,328)	(60,846)
Proceeds from issuance of common stock	107,974	54,643
Net cash provided by (used in) financing activities	45,646	(6,203)

Net increase (decrease) in cash and cash equivalents	103,457	(16,341)

Cash and cash equivalents at beginning of year	213,995	230,336

Cash and cash equivalents at end of year	$317,452	$213,995

(1) Derived from audited financial statements